Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Amendment No. 1 to Form S-3 (File No. 333-212317)  and related Prospectus of Asure Software, Inc. for the registration of debt securities, preferred stock, common stock, debt warrants, equity warrants, rights and units and with respect to the consolidated financial statements of Asure Software, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

 /s/ Ernst & Young LLP

Austin, Texas
July 6, 2016